Exhibit 4.2

Execution Version

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of May 21, 2014 (this “Agreement”), among Clarus Therapeutics, Inc., a Delaware corporation (the “Corporation”), and the Investors (as hereinafter defined).

The Investors own or have the right to purchase or otherwise acquire shares of Common Stock (as hereinafter defined).  The Corporation and the Investors deem it to be in their respective best interests to set forth the rights of the Investors in connection with public offerings and sales of the Common Stock and are entering into this Agreement as a condition to and in connection with the Note Purchase Agreement (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and each Investor hereby agree as follows:

SECTION 1.                            Definitions.

In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any of (a) a director (or person in a similar position), officer or partner of such Person, (b) a spouse, parent, sibling or descendant of such Person or a spouse, parent, sibling or descendant of a director (or person in a similar position), officer, or partner of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Demand Registration Percentage” shall mean the Preferred Vote; provided, however, that commencing one hundred eighty (180) days following the Registration Date, “Demand Registration Percentage” shall mean not less than 40% of the Registrable Shares then outstanding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Investors” means, collectively, CBC SPVI Ltd., Draconis International, ProQuest Investments IV, L.P., H.I.G. Ventures — Clarus, LLC, Thomas, McNerney & Partners, L.P., TMP Nominee, LLC, TMP Associates, L.P., Thomas, McNerney & Partners II, L.P., TMP Nominee II, LLC, TMP Associates II, L.P., Robert E. Dudley (“Dudley”) Steven Bourne (“Bourne”) and

Sandra Faulkner, and, in each case any successor thereto and any assignee or transferee (pursuant to and in accordance with Section 16) of Registrable Shares, which successor, assignee or transferee, as the case may be, shall have agreed in writing to be treated as an Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.  Notwithstanding the foregoing, to the extent that any Investor owns shares of capital stock of the Corporation other than the Restricted Shares, such holder shall be deemed a holder of “Other Shares” for all purposes under this Agreement with respect to such other shares of capital stock that are not Restricted Shares.

“Note Purchase Agreement” means the Note and Warrant Purchase Agreement, dated as of May 19, 2014, among the Corporation and the Investors.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and, if issued, Series D-1 Preferred Stock.

“Preferred Vote” shall have the meaning set forth in the Stockholders Agreement.

“Primary Shares” means at any time the authorized but unissued shares of Common Stock and shares of Common Stock held by the Corporation in its treasury.

“Registrable Shares” means at any time, with respect to any Investor, the shares of Common Stock held by such Investor which constitute Restricted Shares.  Notwithstanding the foregoing, for the purposes of this Agreement solely with respect to Section 5 hereof, all shares of the Corporation’s capital stock held by either Dudley or Bourne shall be deemed to be “Registrable Shares.”

“Registration Date” means the business day immediately following the date upon which the registration statement pursuant to which the Corporation shall have initially registered any shares of capital stock under the Securities Act for sale to the public shall have been declared effective.

“Restricted Shares” means shares of Common Stock held by any Investor and shares of Common Stock issuable upon the conversion of shares of the Preferred Stock, the Notes (as defined in the Note Purchase Agreement), the Additional Notes (as defined in the Note Purchase Agreement), the New Notes (as defined in the Note Purchase Agreement), and any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock or other securities which are so exercisable or convertible and any securities received in respect thereof, which are held by any Investor.  As to any particular Restricted Shares, once issued, such Restricted Shares shall cease to be Restricted Shares when (a) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (b) they are eligible to be sold or distributed pursuant to Rule 144 within any consecutive three month period without volume limitations, or (c) they shall have ceased to be outstanding.

“Restricted Shares then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Restricted Shares and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Restricted Shares; provided that the shares of Common Stock issuable pursuant to the Notes, the Additional Notes and the New Notes that are Restricted Shares should be determined assuming a conversion of such Notes, Additional Notes and New Notes pursuant to Section 4.3 thereof.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

“Series D-1 Preferred Stock” shall have the meaning set forth in the Notes, Additional Notes and New Notes.

“Series D Registrable Shares” means, at any time, with respect to any Investor, the shares of Common Stock held by such Investor which constitute Series D Restricted Shares.

“Series D Restricted Shares” means Restricted Shares that are issued in connection with the conversion of the Series D Preferred Stock or Series D-1 Preferred Stock.

“Stockholders Agreement” means that certain Third Amended and Restated Stockholders Agreement, dated as of even date hereof, between the Corporation and each of the parties thereto.

SECTION 2.                            Required Registration.

On any date after the earlier of (i) December 31, 2015 and (ii) 180 days following the Registration Date, if holders representing the Demand Registration Percentage shall in writing state that such holders desire to sell then outstanding or issuable Registrable Shares having an aggregate offering price of at least $15,000,000 in the public securities markets and request the Corporation to effect the registration under the Securities Act of Registrable Shares, the Corporation shall promptly effect the registration under the Securities Act of the Registrable

Shares which the Corporation has been so requested to register; provided, however, that the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(a)                                 the Corporation shall not be obligated to file and cause to become effective (i) more than two registration statements initiated pursuant to this Section 2 on Form S-1 promulgated under the Securities Act or any successor form thereto, or (ii) any registration statement during any period in which any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days.

(b)                                 the Corporation may delay the filing or effectiveness of any registration statement for a period of up to 90 days after the date of a request for registration pursuant to this Section 2 if at the time of such request (i) the Corporation is engaged, or has fixed plans to engage within 90 days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3 or (ii) the Corporation reasonably determines that such registration and offering would interfere with any material transaction involving the Corporation, as approved by the Board of Directors, provided, however, that the Corporation may only delay the filing or effectiveness of a registration statement pursuant to this Section 2(b) for a total of 60 days after the date of a request for registration pursuant to this Section 2 and may exercise such right once in any 12 month period.

(c)                                  with respect to any registration pursuant to this Section 2, the Corporation shall give notice of such registration to the Investors who do not request registration hereunder and to the holders of all Other Shares which are entitled to registration rights and the Corporation may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(i)                                     first, the Registrable Shares requested to be included in such registration (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

(ii)                                  second, the Primary Shares; and

(iii)                               third, the Other Shares which are entitled to registration rights.

provided, however, that no such reduction shall reduce the amount of securities of the selling Investors included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the initial public offering of the

Corporation, in which event any or all of the Registrable Shares of the Investors may be excluded in accordance with the immediately preceding clause; provided, further, that the number of shares of Series D Registrable Shares to be included in such underwriting and registration shall not be reduced unless all other securities of the Corporation are first entirely excluded from the underwriting and registration.

(d)                                                                 If the holders of the Registrable Shares requesting to be included in a registration pursuant to this Section 2 so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering.  The holders of Registrable Shares then holding at least sixty-five percent (65%) of the Registrable Shares requested to be included in such registration shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Corporation to act as the lead managing underwriter or underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering.

(e)                                  At any time before the registration statement covering Registrable Shares becomes effective, the holders of the Registrable Shares representing the Demand Registration Percentage may request the Corporation to withdraw or not to file the registration statement.  In that event, (i) if such request of withdrawal shall have been caused by, or made in response to, the material adverse effect of an event on the business, properties, condition, financial or otherwise, or operations of the Corporation, (ii) the holders who requested registration agree to bear the expenses incurred up to such withdrawal, then such holders shall not be deemed to have used one of their demand registration rights under this Section 2.  In the event less than all of the stock requested to be registered by the Investors and not subsequently voluntarily withdrawn from the registration by such Investors is registered, then such registration shall not be counted as a registration for the purposes of satisfying the Corporation’s obligation to effect two (2) such registrations under this Section 2.

SECTION 3.                            Piggyback Registration.

If the Corporation at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall give written notice to the Investors of its intention to so register such Primary Shares or Other Shares at least 30 days before the initial filing of such registration statement and, upon the written request, delivered to the Corporation within 20 days after delivery of any such notice by the Corporation, of the Investors to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration and shall state that such Investors desire to sell such Registrable Shares in the public securities markets), the Corporation shall cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(a)                                 first, the Primary Shares;

(b)                                 second, the Registrable Shares requested to be included in such registration (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

(c)                                  third, the Other Shares requested to be included in such registration (or, if necessary, such Other Shares pro rata among the holders thereof based upon the number of Other Shares requested to be registered by each such holder).

provided, however, that no such reduction shall reduce the amount of securities of the selling Investors included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the initial offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Shares of the Investors may be excluded in accordance with the immediately preceding clause.  In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Investors without the written consent of Investors of not less than sixty-five percent (65%) of the Registrable Shares proposed to be sold in the offering.

SECTION 4.                            Registrations on Form S-3.

Anything contained in Section 2 to the contrary notwithstanding, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Investors holding at least 30% of the then outstanding Registrable Shares shall have the right to request in writing an unlimited number of registrations of Registrable Shares on Form S-3 or any such successor form, so long as there are no more than two such registrations per year, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and the holders thereof, (ii) state the intended method of disposition of such Registrable Shares and (iii) relate to Registrable Shares having an aggregate offering price of at least $1,000,000.  A requested registration on Form S-3 or any such successor form in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2, but shall otherwise be treated as a registration initiated pursuant to, and shall, except as otherwise expressly provided in this Section 4, be subject to Section 2, including, without limitation, Section 2(a).

SECTION 5.                            Holdback Agreement.

If the Corporation shall register shares of its Common Stock under the Securities Act in connection with an initial public offering of the Corporation’s Common Stock and if required by the lead underwriter in such offering (if any), the Investors shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Registrable Shares (other than those shares of Common Stock included in such registration pursuant to Section 2, Section 3 or Section 4 hereof) without the prior written consent of the Corporation, for a period designated by the Corporation in writing to the Investors, which period shall not last more than 180 days after the effective date of such registration statement, provided that all officers and directors of the Corporation and holders individually owning one percent (1%) or more of the Corporation’s voting securities are bound by and have entered into similar agreements.  The Corporation shall obtain the agreement of any person permitted to sell shares of stock in a registration to be bound by and to comply with this Section 5 as if such person was an Investor hereunder.

SECTION 6.                            Preparation and Filing.

If and whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

(a)                                 cause a registration statement that registers such Registrable Shares to become and remain effective for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier);

(b)                                 furnish, at least five (5) business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the Investors holding a majority of the Registrable Share that are subject to such registration (the “Investors’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), which documents shall be subject to the approval of such counsel, which approval shall not be unreasonably withheld;

(c)                                  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(d)                                 notify the Investors’ Counsel in writing (i) of the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e)                                  register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Investors reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investors to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Investors; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e) or to provide any material undertaking or make any changes in its By-laws or Certificate of Incorporation which the Board of Directors determines to be contrary to the best interests of the Corporation or to modify any of its contractual relationships then existing;

(f)                                   furnish to the Investors holding such Registrable Shares such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investors may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g)                                  without limiting subsection (e) above, cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Investors holding such Registrable Shares to consummate the disposition of such Registrable Shares;

(h)                                 notify the Investors holding such Registrable Shares on a timely basis at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in subparagraph (a) of this Section 6, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Investors, prepare and furnish to such Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)                                     subject to the execution of confidentiality agreements in form and substance satisfactory to the Corporation, make available upon reasonable notice and during normal business hours, for inspection by the Investors holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Investors or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement.  Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) such Information has been made generally available to the public; the Investors agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Corporation and allow the Corporation, at the Corporation’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(j)                                    obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(k)                                 obtain from its counsel an opinion or opinions in customary form;

(l)                                     provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Shares;

(m)                             issue to any underwriter to which the Investors holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n)                                 list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, qualify such Registrable Shares for inclusion on the automated quotation system of the Financial Industry Regulatory Authority. (the “FINRA”), or such other national securities exchange as the holders of a majority of such Registrable Shares shall reasonably request;

(o)                                 otherwise comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(p)                                 subject to all the other provisions of this Agreement, use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

Each holder of the Registrable Shares, upon receipt of any notice from the Corporation of any event of the kind described in Section 6(h) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h) hereof, and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

SECTION 7.                            Expenses.

All expenses (other than underwriting discounts and commissions relating to the Registrable Shares, as provided in the last sentence of this Section 7) incurred by the Corporation in complying with Section 6, including, without limitation, all registration and filing fees

(including all expenses incident to filing with the FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Corporation’s counsel and accountants and reasonable fees and expenses of the one Investors’ Counsel selected pursuant to Section 6(b) above, shall be paid by the Corporation; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares and Other Shares shall be borne by the holders selling such Registrable Shares and Other Shares, in proportion to the number of Registrable Shares and Other Shares sold by each such holder.

SECTION 8.                            Indemnification.

(a)                                 In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless the holders of Registrable Shares, each underwriter, broker or any other person acting on behalf of the holders of Registrable Shares and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse the holders of Registrable Shares, such underwriter, such broker or such other person acting on behalf of the holders of Registrable Shares and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by the holders of Registrable Shares or their counsel or underwriter specifically for use in the preparation thereof.

(b)                                 In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each holder of Registrable Shares shall severally and not jointly indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 8) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Shares and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation or such underwriter specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such Seller from the sale of Registrable Shares effected pursuant to such registration.

(c)                                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action.  The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party on account of this Section 8.  In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or may conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section 8.  If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

(d)                                 If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just and equitable if contribution pursuant hereto were determined solely by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein.  No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person.  In no event shall any contribution by an Investor hereunder exceed the net proceeds from the offering received by such Investor.

SECTION 9.                            Underwriting Agreement.

Notwithstanding the provisions of Section 5, Section 6, Section 7 and Section 8, to the extent that the Investors shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such agreement addressing such issue or issues shall control.

SECTION 10.                     Information by Investors.

Each Investor shall furnish to the Corporation such written information regarding the Investors and the distribution proposed by the Investors as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

SECTION 11.                     Exchange Act Compliance.

From the Registration Date or such earlier date as a registration statement filed by the Corporation pursuant to the Exchange Act relating to any class of the Corporation’s securities shall have become effective, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it (whether or not it shall be required to do so, but specifically excluding Section 14 of the Exchange Act if not then applicable to the Corporation) and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Stock.  The Corporation shall cooperate with the Investors in supplying such information as may be necessary for the Investors to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

SECTION 12.                     No Conflict of Rights.

The Corporation shall not, after the date hereof, grant any registration rights which conflict with or impair the registration rights granted hereby.

SECTION 13.                     Termination.

The rights and obligations of each Investor under this Agreement shall terminate as to such Investor upon the earlier of (a) the fifth anniversary of the Registration Date, (b) such time that such Investor shall no longer hold any Registrable Shares, (c) such time that such Investor may sell in one transaction pursuant to Rule 144 all Registrable Shares then held by such Investor, or (d) a Liquidation (as defined in the Corporation’s Certificate of Incorporation) .

SECTION 14.                     Limitation on Subsequent Registration Rights.  After the date of this Agreement, the Corporation shall not enter into any agreement with any holder or prospective holder of any securities of the Corporation that would grant such holder rights senior or on parity to those of the Investors, including the rights to demand the registration of shares of the Corporation’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Investors, in each case without consent of the Preferred Vote.

SECTION 15.                     Rule 144 Reporting.  With a view to making available to the Investors the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Shares to the public without registration, the Corporation agrees to use its best efforts to:

(a)                                 Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Corporation for an offering of its securities to the general public;

(b)                                 File with the Commission, in a timely manner, all reports and other documents required of the Corporation under the Exchange Act; and

(c)                                  So long as an Investor owns any Registrable Shares, furnish to such Investor forthwith upon request:  a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Corporation filed with the Commission; and such other reports and documents as an Investor may reasonably request in connection with availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

SECTION 16.                     Successors and Assigns.

This Agreement shall bind and inure to the benefit of the Corporation and the Investors and, subject to Section 17, the respective successors and assigns of the Corporation and the Investors.

SECTION 17.                     Assignment.

Each Investor may assign its rights hereunder to any Affiliate or limited or general partner of such Investor, or to any purchaser or transferee (other than any such purchaser or transferee that, to the knowledge of such Investor, is a direct competitor of the Corporation) of

25% of the Registrable Shares then held by such Investor; provided, however, that such Affiliate, partner, purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such Affiliate, partner, purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such Affiliate, partner, purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

SECTION 18.                     Entire Agreement; Amendment and Restatement of Prior Agreements.

This Agreement and the other writings referred to herein or delivered pursuant hereto, including the Sixth Amended and Restated Certificate of Incorporation of the Corporation, the Note Purchase Agreement, the Stockholders Agreement, and that certain Second Amended and Restated Voting Agreement, dated as of even date hereof, between the Corporation and each of the parties thereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto in their entirety, including, without limitation: (a) that certain Second Amended and Restated Registration Rights Agreement, dated as of September 9, 2011, between the Corporation and each of the parties thereto, (b) that certain Amended and Restated Registration Rights Agreement, dated as of November 7, 2007, between the Corporation and each of the parties thereto, (c) that certain Registration Rights Agreement, dated as of February 13, 2004, between the Corporation and each of the parties thereto, (d) that certain Registration Rights Agreement, dated as of August 28, 2006, between the Corporation and Steven A. Bourne and (e) that certain Registration Rights Agreement, dated as of August 28, 2006, between the Corporation and Sandra M. Faulkner (collectively, the “Prior Rights Agreements”).  For the avoidance of doubt, upon execution of this Agreement by the parties to the Prior Rights Agreements, all provisions of, rights granted and covenants made in the Prior Rights Agreements are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

SECTION 19.                     Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)                                     If to the Corporation, to:

Clarus Therapeutics, Inc.
555 Skokie Blvd.
Suite 340
Northbrook, IL 60062
Facsimile: (847) 562-4306
Attention: Robert E. Dudley, Ph.D.

with a copy (which shall not constitute notice) to:

Goodwin|Procter LLP
Exchange Place
Boston, MA 02109
Attention: Mitchell S. Bloom, Esq.
Facsimile: (617) 523-1231

(ii)                                  If to any Investor, to:

c/o Thomas, McNerney & Partners, L.P.
One Stamford Plaza
263 Tresser Blvd., 16th Floor
Stamford, CT 06901
Facsimile: (203) 978-2005
Attention: James Thomas

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Facsimile: (866) 241-5458
Attention: James B. Jumper, Esq.

and

H.I.G. BioVentures
1450 Brickell Avenue — 31st Floor
Miami, FL 33131
Facsimile: (305) 379-2013
Attention: Bruce C. Robertson Ph.D.

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Facsimile: (866) 241-5458
Attention: James B. Jumper, Esq.

and

ProQuest Investments IV, L.P.
2430 Vanderbilt Beach Road, 108-190
Naples, FL 38109
Attn: Pasquale DeAngelis

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher
555 Mission Street, Suite 3000
San Francisco, CA 94105-0921
Facsimile: (415) 374-8430
Attention: Ryan A. Murr, Esq.

and

CBC SPVI Ltd
Unit 4508, 45F, Tower 2, Plaza 66, 1266 Nanjing Xi Lu, Shanghai, China
Facsimile: +86 21 8012 3394
Attention: Jiang Mengjiao

with a copy (which shall not constitute notice) to:

Shearman & Sterling
12th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Facsimile: +852-2140-0338
Attention: Paul Strecker, Esq.

and

Draconis International
Suite 2606, Tower 1, Richport Center, 763 Mengzi Road, Shanghai 200023, China PRC
Fax: +86 21 63154545
Attn: Davis Yang

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

SECTION 20.                     Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and the holders of at least sixty-five percent (65%) of the Restricted Shares then outstanding.  This Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion.

SECTION 21.                     Counterparts.

This Agreement may be executed in any number of counterparts (including execution by facsimile and other electronic means), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one agreement.

SECTION 22.                     Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 23.                     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

SECTION 24.                     Foreign Registration

In the event the Board of Directors of the Corporation determines that it is in the best interest of the Corporation to register its securities on any foreign (non-U.S.) securities exchange, the foregoing provisions contained in this Agreement shall be applied to the fullest extent possible under applicable law to give effect to the intent of the parties’ herein and provide the Investors with rights comparable in all material respects to the rights provided under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY:

CLARUS THERAPEUTICS, INC.

Signature:	/s/ Robert E. Dudley

Name: Robert E. Dudley
Title: President and Chief Executive Officer

Address:	1471 Avellino Circle
Murfreesboro, TN 37130

[Third Amended and Restated Registration Rights Agreement Signature Page]

INVESTORS:

THOMAS, MCNERNEY & PARTNERS, L.P.

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

TMP NOMINEE, LLC

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

TMP ASSOCIATES, L.P.

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

[Third Amended and Restated Registration Rights Agreement Signature Page]

INVESTORS:

THOMAS, MCNERNEY & PARTNERS II, L.P.

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

TMP NOMINEE II, LLC

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

TMP ASSOCIATES II, L.P.

Signature:	/s/ James E. Thomas

Print Name:	James E. Thomas

Title:	Manager

[Third Amended and Restated Registration Rights Agreement Signature Page]

H.I.G. VENTURES — CLARUS, LLC

Signature:	/s/ Richard Siegel

Print Name:	Richard Siegel

Title:	Authorized Signatory

[Third Amended and Restated Registration Rights Agreement Signature Page]

PROQUEST INVESTMENTS IV, L.P.
BY ITS GENERAL PARTNER
PROQUEST ASSOCIATES IV LLC

Signature:	/s/ Pasquale DeAngelis

Print Name:	Pasquale DeAngelis

Title:	Managing Member

[Third Amended and Restated Registration Rights Agreement Signature Page]

CBC SPVI LTD

Signature:	/s/ Fu Wei

Print Name:	Fu Wei

Title:	Director

[Third Amended and Restated Registration Rights Agreement Signature Page]

DRACONIS INTERNATIONAL

Signature:	/s/ Zhi Yang

Print Name:	Zhi Yang

Title:	Director

[Third Amended and Restated Registration Rights Agreement Signature Page]

/s/ Robert E. Dudley
Robert E. Dudley

/s/ Steven Bourne
Steven Bourne

/s/ Sandra Faulkner
Sandra Faulkner

[Third Amended and Restated Registration Rights Agreement Signature Page]